Exhibit 1

Execution Version

GPOR DISTRIBUTION TRUST AGREEMENT

This GPOR Distribution Trust Agreement (this “Agreement”) by and among Gulfport Energy Corporation, Gator Marine, Inc., Gator Marine Ivanhoe, Inc., Grizzly Holdings, Inc., Gulfport Appalachia, LLC, Gulfport MidCon, LLC, Gulfport Midstream Holdings, LLC, Jaguar Resources LLC, Mule Sky LLC, Puma Resources, Inc. and Westhawk Minerals LLC (each as a debtor and debtor-in-possession, and collectively, the “Debtors”) and Conway MacKenzie Management Services, LLC (the “Trustee”) is executed in connection with the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and its Debtor Subsidiaries [Docket No. 1171], dated April 15, 2021 (as amended, modified or supplemented from time to time, the “Plan”), which contemplates the establishment of this GPOR Distribution Trust (the “Trust”).

WI T N E S S E T H

WHEREAS, on November 13, 2020, voluntary bankruptcy petitions were filed by the Debtors for relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) (the “Chapter 11 Cases”).

WHEREAS, on April 14, 2021 the Plan was filed in the Chapter 11 Cases;

WHEREAS, on April 27, 2021, the Bankruptcy Court entered an order [Docket No. 1262] (the “Confirmation Order”) confirming the Plan;

WHEREAS, this Agreement is entered into to effectuate the establishment of the Trust as provided in the Plan and the Confirmation Order;

WHEREAS, the Trust is established for the benefit of the Holders of Allowed Class 4A Claims (as hereafter defined) under the Plan and the Holders of Class 4C Claims (as hereafter defined) under the Plan (each a “Beneficiary”), and for the purposes set forth in Section 2.2 hereof, consistent with Section VIII.J of the Plan;

WHEREAS, the holders of Allowed Class 4A Claims and the holders of Class 4C Claims shall be deemed to have interests in the Trust (the “Trust Interests”), as and to the extent their rights to distributions appear in this Agreement; and

WHEREAS, the Bankruptcy Court shall have jurisdiction over the Trust, the Trustee, the Class 4A Distribution Assets (as hereafter defined) and the Class 4C Distribution Assets (as hereafter defined), as provided in this Agreement and in the Plan.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement and in the Plan, the Debtors and the Trustee agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1         Definitions. All capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan. The following capitalized terms have the meanings herein as described below:

1.1.1.          “Allowed Class 4A Claim” means a Class 4A Claim that has been Allowed, as provided in the Plan.

1.1.2.          “Beneficiary” has the meaning set forth in the Recitals.

1.1.3.          “Class 4A Beneficiaries” has the meaning set forth in Section 10.1 hereof.

1.1.4.          “Class 4A Claim” means a General Unsecured Claim against Gulfport Parent classified as a Claim in Class 4A under the Plan.

1.1.5.          “Class 4A Distribution Assets” means the Gulfport Parent Cash Pool, the Mammoth Shares, the Gulfport Parent Equity Pool, and the proceeds thereof.

1.1.6.          “Class 4A Pro Rata Share” means at any time:

(a)          with respect to each Class 4A Beneficiary, a fraction, the numerator of which shall be the amount of such Class 4A Beneficiary’s Allowed Class 4A Claim and the denominator of which shall be the aggregate amount of (i) all Allowed Class 4A Claims and (ii) the Estimated Amount of all Disputed Class 4A Claims at such time, and

(b)          with respect to the Disputed Class 4A Claims Reserve, a fraction, the numerator of which shall be the Estimated Amount of all Disputed Class 4A Claims at such time and the denominator of which shall be the aggregate amount of (i) all Allowed Class 4A Claims and (ii) the Estimated Amount of all Disputed Class 4A Claims at such time.

1.1.7.          “Class 4B Claim” means a General Unsecured Claim against Gulfport Subsidiaries classified as a Claim in Class 4B under the Plan.

1.1.8.          “Class 4C Beneficiaries” has the meaning set forth in Section 10.1 hereof.

1.1.9.          “Class 4C Claim” means an Allowed Convenience Claim, classified as a Claim in Class 4C under the  Plan, and includes Allowed General Unsecured Claims in excess of the Convenience Claim Threshold for which the Holder of such Claim elects on a Convenience Claim Opt-In Form to have such Claim irrevocably reduced to the Convenience Claim Threshold and treated as a Convenience Claim for the purposes of the Plan in full and final satisfaction of such Claim, in each case determined as of the date that is ninety (90) days after the Effective Date.

1.1.10.          “Class 4C Distribution Assets” means the Convenience Claims Distribution Pool, including the Convenience Claims Distribution Pool Adjustment, if any.

1.1.11.          “Class 4C Pro Rata Share” means, with respect to each Class 4C Beneficiary, a fraction, the numerator of which shall be the amount of such Class 4C Beneficiary’s Class 4C Claim and the denominator of which shall be the aggregate amount of all Class 4C Claims.

1.1.12.          “Class 5A Claim” means a Notes Claim against Gulfport Parent classified as a Claim in Class 5A under the Plan.

1.1.13.          “Class 5A Reserve” means a reserve initially consisting of twenty-five percent (25%) of the shares of the Gulfport Parent Equity Pool, or the sale proceeds thereof to the extent monetized in accordance with Section 4.4.1.

1.1.14.          “Disputed Class 4A Claim” means a Class 4A Claim that at any relevant time is Disputed.

1.1.15.          “Disputed Class 4A Claims Reserve” means a reserve maintained by the Trust for the purpose of holding, from time to time, that portion of the Class 4A Distribution Assets that would be distributed to holders of Disputed Class 4A Claims at the particular time, assuming that all such claims were subsequently Allowed at their Estimated Amount.

1.1.16.          “Estimated Amount” means the estimated amount of a Disputed Class 4A Claim,  which shall be established: (i) pursuant to an order of the Bankruptcy Court entered in the Bankruptcy Case, (ii) at an amount mutually agreed between the Reorganized Debtors, subject to the consent rights of the Trustee pursuant to the Plan, and the holder of such Disputed General Unsecured Claim against Gulfport Parent or (iii) if no agreement has been reached and no order of the Bankruptcy Court has been entered with respect to such Disputed General Unsecured Claim against Gulfport Parent by such time as determined by the Trustee in its sole discretion, at the liquidated amount set forth in a proof of claim or application for payment filed with the Bankruptcy Court.

1.1.17.          “I.R.C.” means the Internal Revenue Code of 1986, as amended.

1.1.18.          “IRS” means the United States Internal Revenue Service.

1.1.19.         “Transfer” shall mean any transfer, sale, pledge, assignment, conveyance, gift, bequest, inheritance, grant, distribution, hypothecation or other disposition of or creation or a security interest in a Beneficiary’s Class 4A Claim or Class 4C Claim, whether voluntarily or by operation of law. “Transferor,” “Transferee,” and “Transferred” shall have correlative meanings.

1.1.20.          “Trust Distribution Assets” means the Class 4A Distribution Assets and the Class 4C Distribution Assets.

1.1.21.          “Trust Interest” shall have the meaning set forth in the Recitals.

1.1.22.          “Trustee” shall mean (x) initially, the person or entity named in the introductory paragraph to this Agreement as the Trustee, and (y) any successors or replacements duly appointed under the terms of this Agreement.

1.2          Plan Terms Control.  In the case of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern and control.  This Agreement shall not be construed to impair or limit in any way the rights of any person under the Plan.

ARTICLE II
ESTABLISHMENT, PURPOSE AND FUNDING OF TRUST

2.1          Creation and Name; Formation.  Upon the Effective Date of the Plan, the Trust, is hereby created. The Trustee may conduct the affairs of the Trust under the name of the “GPOR Distribution Trust,” or such variation thereof as the Trustee sees fit.

2.2          Purpose of Trust.

2.2.1.          Purposes Generally.  The Debtors and the Trustee, pursuant to the Plan and the Confirmation Order and in accordance with the Bankruptcy Code, hereby establish the Trust for the purpose of (i) establishing disputed claims reserves (including the Disputed Class 4A Claims Reserve), modifying disputed claims reserves, and making distributions to Holders of Claims, in each case, with respect to the Beneficiaries; (ii) distributing and/or liquidating the Trust Distribution Assets and the Class 5A Reserve; and (iii) exercising consent rights with regard to the settlement of Class 4A Claims, Class 4B Claims and Class 4C Claims as set forth in the Plan.  The Debtors or Reorganized Debtors shall have no liability with respect to the distribution or payment of any proceeds of the Trust Distribution Assets to any of the Beneficiaries.

2.2.2.           Limitation on Activities.  The activities of the Trust shall be limited to those activities set forth in this Agreement and as otherwise contemplated by the Plan.

2.2.3.           Qualification as a Liquidating Trust; Investment Company Act Exemption.  The Trust is intended (i) to qualify as a liquidating trust pursuant to Treasury Regulation Section 301.7701‑4(d) for U.S. federal income tax purposes and the primary purpose of the Trust shall be to distribute and/or liquidate the Trust Distribution Assets, and (ii) to be exempt from the requirements of the Investment Company Act of 1940.

2.2.4.           No Conduct of Trade or Business.  The Trustee understands and agrees that the Trust has no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trust.

2.3          Transfer of Trust Distribution Assets.

2.3.1.          Conveyance to the Trust.  On the Effective Date, the Debtors shall transfer to the Trust the Trust Distribution Assets.  Each Debtor hereby grants, releases, assigns, conveys, transfers and delivers, on behalf of the applicable Beneficiaries, all of the Trust Distribution Assets and the Class 5A Reserve owned, held, possessed or controlled by such Debtor to the Trustee as of the Effective Date, in trust for the benefit of such Beneficiaries for the uses and purposes as specified in this Agreement and the Plan, and all such Trust Distribution Assets and the Class 5A Reserve are automatically vested in the Trust on the Effective Date, free and clear of all liens, claims, encumbrances and other interests, including, without limitation, pursuant to Section IV.D.5 of the Plan, except as specifically provided in the Plan.  The Debtors and Reorganized Debtors reserve the rights set forth in the Plan with respect to the return or cancellation of the Trust Distribution Assets under the circumstances set forth in the Plan.

2.3.2.          Limitations on Transfer.  To the extent that any Trust Distribution Assets cannot be transferred to the Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Trust Distribution Assets shall be deemed to have been retained by the applicable Debtor or its successor and the Trustee shall be deemed to have been designated as a representative of the Debtors or their successor pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Trust Distribution Assets on the behalf of such applicable Debtors or their successor.  Notwithstanding the foregoing, all proceeds of such Trust Distribution Assets, if received by the Debtors, the Reorganized Debtors or their successors, shall be transferred to the Trust or the Trustee on its behalf to be distributed in accordance with this Agreement and the terms of the Plan.

2.4          Capacity of Trust.  Notwithstanding any state or federal law or anything in this Agreement to the contrary, the Trust shall itself have the capacity, in its own right and name, to act or refrain from acting, including the capacity to sue and be sued and to enter into contracts.  The Trust may alone be the named movant, respondent, party plaintiff or defendant, or the like in all adversary proceedings, contested matters, and other state or federal proceedings brought by or against it, and may settle and compromise all such matters in its own name.

2.5          Nature of Trust.  The Trust is irrevocable but this Agreement is subject to amendment and waiver as provided in this Agreement.  The Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, limited liability partnership, joint venture, corporation, limited liability company, joint stock company or association, nor shall the Trustee, the Reorganized Debtors, or the Beneficiaries, or any of them, for any purpose be, or be deemed to be or treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers.  The relationship of the Beneficiaries and the Reorganized Debtors, on the one hand, to the Trust and the Trustee, on the other hand, shall not be deemed a principal or agency relationship, and their rights shall be limited to those conferred upon them by this Agreement, the Plan and the Confirmation Order.

2.6          Effectiveness.  The effectiveness of this Agreement shall occur upon the Effective Date of the Plan.

ARTICLE III
ADMINISTRATION OF THE TRUST

3.1          Rights, Powers and Privileges.  In connection with the administration of the Trust, except as set forth in this Agreement and the Plan, the Trustee is authorized to perform any and all acts necessary or desirable to accomplish the purposes of the Trust, including, without limitation, all powers, rights, and duties under applicable law; provided that the Trustee shall not perform any acts that are inconsistent with this Agreement and/or the Plan.  Except for such matters pertaining to the Beneficiaries for which the Debtors have explicitly been granted the rights and powers to administer, including the Debtors’ rights and powers under Article VII of the Plan (Procedures for Resolving Contingent, Unliquidated, and Disputed Claims), the Trust and the Trustee,

as applicable, shall have all of the rights and powers granted to the Debtors in the Plan as it pertains to the Beneficiaries, such as, by example only, and in addition to any powers and authority specifically set forth in other provisions of the Plan, and subject in all respects to the other terms and conditions of this Agreement, the Plan and the Confirmation Order, to take the following actions:

(a)          exercise the Trust’s consent rights with regard to the settlement of Class 4A Claims in an amount greater than $1,000,000, and Class 4C Claims in an amount greater than $10,000, including the Allowance of any Convenience Claims arising out of or related to the same transaction or series of transactions, document(s), conduct, or factual circumstances where, in the aggregate, such Claims total an amount greater than $10,000; provided, however, that the Trustee shall consult with the Class 4A Settlement Notice Parties (as defined in the Confirmation Order) consistent with paragraph 51 of the Confirmation Order, to the extent applicable;

(b)          maintain and make disbursements to the Reorganized Debtors from the Class 5A Reserve, as and to the extent provided in the Plan and this Agreement, and to  exercise the Trust’s consent rights with regard to the settlement of Class 4B Claims in an amount greater than $1,000,000, as provided in the Plan;

(c)          establish, as necessary, disbursement and reserve accounts for the deposit and distribution of all amounts to be distributed under the Plan to the Beneficiaries;

(d)          in reliance upon the Debtors’ schedules and the official Claims register maintained in the Chapter 11 Cases, maintain a register evidencing the beneficial interest herein held by each Beneficiary and, in accordance with Section 8.1 hereof, such register may be the official Claims register maintained in the Chapter 11 Cases;

(e)          establish, adjust, and maintain the Disputed Class 4A Claims Reserve, including, without limitation, the reserves contemplated by paragraph 61 of the Confirmation Order;

(f)          calculate and direct the Disbursing Agent to make distributions in accordance with the Plan and this Agreement to the Beneficiaries;

(g)          determine whether, and in what manner, to sell for cash and distribute the proceeds thereof, or distribute in-kind, all or any portion of the non-cash Trust Distribution Assets;

(h)          employ professionals to represent the Trustee with respect to the Trustee’s responsibilities, including, but not limited to, tax, legal and financial advisors to advise and assist the Trust’s liquidation of any Trust Distribution Assets;

(i)          cause the Trust to prepare or cause to be prepared, and file or cause to be filed all necessary tax returns (including tax returns for the Trust as a grantor trust under I.R.C. Section 671 and Treasury Regulation Section 1.671-4 and for any DOF) with the appropriate taxing authority, file and prosecute tax refund claims, make tax elections by and on behalf of the Trust and any DOF, seek determination of tax liability of the Trust or any DOF under Section 505 of the Bankruptcy Code, and pay taxes, if any, payable by and on behalf of the Trust or any DOF; provided, however, neither the Trust, any DOF nor the Trustee shall have any responsibility in any capacity whatsoever for the preparation, filing, signing or accuracy of the Debtors’ tax returns that are due to be filed after the Effective Date or for any tax liability related thereto, which shall be the sole responsibility of the Reorganized Debtors;

(j)          withhold from any amount allocable, payable or distributable to any Person such amount as may be sufficient or required to pay any tax or other charge which the Trustee has determined, in its reasonable discretion, is required to be withheld therefrom under U.S. federal, state, and local and non-U.S. income tax laws, and to pay or deposit such withheld tax with the appropriate taxing authority;

(k)          exercise such other powers as may be vested in the Trustee by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Trustee to be necessary and proper to implement the provisions of the Plan as it pertains to the Class 4A Claims, Class 4C Claims, the Trust Distribution Assets, and the Beneficiaries;

(l)          act in the name of or in the place of the Trust in any action with respect to the Trust Distribution Assets before the Bankruptcy Court or any other judicial or administrative body;

(m)          take actions and exercise remedies against any Entity that owes money to the Trust;

(n)          protect and enforce the rights to the Trust Distribution Assets by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

(o)          assert or waive any privilege or defense of the Trust, or, with respect to the Trust Distribution Assets, the Debtors as provided in this Agreement, the Plan and the Confirmation Order; and

(p)          except as otherwise provided in this Agreement or the Plan, generally take such action so as to maximize, in the exercise its business judgment for the benefit of the Beneficiaries, the value of the Trust Distribution Assets and distributions, giving due regard to the cost, risk, and delay of any course of action as the Trustee shall determine in its discretion.

3.2          Disputed Class 4A Claims Reserve.  On or as soon as practicable following the Effective Date, the Trust shall establish the Disputed Class 4A Claims Reserve, which shall be credited with the Class 4A Pro Rata Share of any distributions made by the Trust pursuant to Section 4.1.1 hereof and held by the Trust therein for distribution to the holders of Disputed Class 4A Claims if such Claims are subsequently Allowed.

3.3          Allowed Convenience Claims.  As soon as reasonably practicable after the date that is ninety (90) days after the Effective Date, the Reorganized Debtors shall, subject to the Trustee’s consent rights set forth in the Plan, determine the aggregate amount of Allowed Convenience Claims eligible for classification in Class 4C, including, for the avoidance of doubt, Allowed General Unsecured Claims against Gulfport Parent in excess of the Convenience Claim Threshold for which the Holders of such Claims timely elect on a Convenience Claim Opt-In Form to have such Claim irrevocably reduced to the Convenience Claim Threshold and treated as a Convenience Claim in full and final satisfaction of such Claim.

(a)          If the aggregate amount of Allowed Convenience Claims (as determined in accordance with this Section) exceeds three million dollars ($3,000,000) the Trustee may, in its sole discretion, elect to make a Convenience Claims Distribution Pool Adjustment pursuant to and in accordance with the Plan by transferring from the Gulfport Parent Cash Pool to the Convenience Claims Distribution Pool an amount not to exceed the lesser of (x) the amount by which such aggregate amount of Allowed Convenience Claims exceeds three million dollars ($3,000,000) and (y) two million dollars ($2,000,000), which shall thereafter constitute Class 4C Distribution Assets and reduce the Gulfport Parent Cash Pool by such amount.

(b)          If, the aggregate amount of Allowed Convenience Claims (as determined in accordance with this Section) is less than three million dollars ($3,000,000), an amount equal to the difference between three million dollars ($3,000,000) and the amount of such Allowed Convenience Claims shall be transferred by the Trustee from the Convenience Claims Distribution Pool to the Gulfport Parent Cash Pool.

3.4          Agents and Professionals.  The Trustee may, but shall not be required to, consult with and retain (without need for Bankruptcy Court approval) attorneys, bankers, accountants, real estate brokers, appraisers, valuation counselors, or other parties deemed by the Trustee to have qualifications necessary to assist in the proper administration of the Trust; provided that the Disbursing Agent shall be retained by the Debtors if retention is necessary. The Trustee may pay (without need for Bankruptcy Court approval) the reasonable salaries, fees, and expenses of such persons, including contingency fees, consistent with Section 3.10 of this Agreement, unless the Plan allows payment from the Reorganized Debtors or another Person, as applicable, provided that any fees and expenses of the Disbursing Agent shall be paid by the Debtors.

3.5          Safekeeping of Trust Distribution Assets.  The Trustee shall hold, collect, conserve, protect and administer the Trust Distribution Assets in accordance with the provisions of this Agreement and the Plan, and pay and distribute amounts as set forth herein for the purposes set forth in this Agreement.  All Trust Distribution Assets received by the Trustee shall, until distributed or paid as provided in this Agreement or the Plan, be held in the Trust for the benefit of the Beneficiaries, subject to Section 3.10.

3.6          Investment.

3.6.1.          No Obligation to Invest.  The Trustee shall be under no obligation to generate or produce, or have any liability for, interest or other income on any monies received by the Trust and held for distribution or payment to the Beneficiaries, except as such interest or income shall be actually received by the Trustee.

3.6.2.          Administration of Investments.  Investments of any monies held by the Trustee shall be administered in view of the manner in which individuals of ordinary prudence, discretion and judgment would act in the management of their own affairs; provided that the right and power of the Trustee to invest monies held by the Trustee, or any income earned by the Trust shall be limited to the right and power to invest such monies, pending periodic distributions in accordance with the terms hereof and the Plan.

3.6.3.          Limitations on Investments.  For the avoidance of doubt, the investment powers of the Trustee in this Agreement, other than those reasonably necessary to maintain the value of the Trust Distribution Assets and the liquidating purpose of the Trust, are limited to powers to invest in demand and time deposits, such as short-term certificates of deposits, in banks or other savings institutions, or other temporary, liquid investments, such as treasury bills, and in all cases limited only to those assets permitted to be made by a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d). The Trustee may continue to hold some or all of the Mammoth Shares and shares from the Gulfport Parent Equity Pool, in each case, received as part of the Trust Distribution Assets and make distributions in-kind consistent with Section 4.4 below.

3.7          Limitations on the Trustee.

3.7.1.          Prohibited Activities.  The Trustee shall not at any time: (i) enter into or engage in any trade or business (other than the management and disposition of the Trust Distribution Assets), and no part of the Trust Distribution Assets or the proceeds, revenue or income therefrom shall be used or disposed of by the Trust in furtherance of any trade or business, (ii) except as provided in Section 3.6 hereof and below, reinvest any Trust Distribution Assets, or (iii) take any action that could reasonably be expected to jeopardize treatment of the Trust as a “liquidating trust” for U.S. federal income tax purposes.

3.7.2.          Indebtedness.  Other than as may be contemplated by the Plan or this Agreement, the Trustee is not empowered to incur indebtedness.

3.8          Bankruptcy Court.

3.8.1.          Application to the Bankruptcy Court.  Except as provided in the Plan or otherwise specified in this Agreement, the Trustee need not obtain the order or approval of the Bankruptcy Court in the exercise of any power, rights, or discretion conferred hereunder, or account to the Bankruptcy Court.  Notwithstanding the foregoing, the Trustee shall have the right to submit to the Bankruptcy Court any question or questions regarding which the Trustee may desire to have explicit approval of the Bankruptcy Court for the taking of any specific action proposed to be taken by the Trust with respect to any of the Trust Distribution Assets, this Agreement, or the Plan, including the administration, or distribution of any of the Trust Distribution Assets.

3.8.2.          Claims Estimation.  The Trustee may, at any time, request that the Bankruptcy Court estimate any Class 4A Claim or Class 4C Claim that is Disputed pursuant to section 502(c) of the Bankruptcy Code regardless of whether any party previously objected to or sought estimation of such Claim, it being understood that pursuant to Article VII of the Plan

(Procedures for Resolving Contingent, Unliquidated, and Disputed Claims), except as otherwise provided therein, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012 for any reason.

3.8.3.          Retention of Jurisdiction.  The Bankruptcy Court shall retain jurisdiction and power for such purposes and shall approve or disapprove any such proposed action upon motion by the Trust.

3.9          Reliance by Trustee.

3.9.1.          Reliance on Statements, Etc. The Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

3.9.2.          Consultation with Professionals.  The Trustee may consult with any and all of the Trustee’s professionals and the Trustee shall not be liable for any action taken or omitted to be taken by the Trustee in accordance with the advice of such professionals.

3.9.3.          Absence of Personal Liability.  Persons dealing with the Trustee shall look only to the Trust Distribution Assets to satisfy any liability incurred by the Trustee to such Person in carrying out the terms of this Agreement, and the Trustee shall not have any personal obligation to satisfy any such liability.

3.10       Fees and Expenses.

3.10.1.          Initial Funding by the Reorganized Debtors.  Pursuant to Section VIII.J of the Plan, on the Effective Date the Reorganized Debtors shall deliver to the Trust one million dollars ($1,000,000) (the “Effective Date Payment”) that may be used by the Trustee to pay (without need for Bankruptcy Court approval) the Trust’s administrative costs and expenses, provided that (i) the Disbursing Agent’s costs and expenses shall not be deemed an administrative cost of the Trust and shall be the responsibility of, and paid by, the Debtors and/or the Reorganized Debtors and (ii) the Effective Date Payment shall not be reduced or adjusted as a result of the Debtors’ and/or Reorganized Debtors’ obligation to pay such Disbursing Agent’s costs and expenses.  Upon the reasonable request of the Reorganized Debtors from time to time, the Trustee shall deliver to the Reorganized Debtors a report setting forth in reasonable detail the administrative costs of the Trust that have been satisfied and paid with the proceeds of the Effective Date Payment. If any portion of the Effective Date Payment remains after the complete administration of the Trust, such excess amounts will be returned to the Reorganized Debtors promptly following the complete administration of the Trust.

3.10.2.          Subsequent Funding from Trust Distribution Assets.  From and after the date that 100% of the Effective Date Payment has been used to satisfy and pay the administrative costs and expenses of the Trust, the Trustee shall be authorized to use the Trust Distribution Assets to pay (without need for Bankruptcy Court approval) such costs and expenses of the Trust.

3.11          Valuation of Trust Distribution Assets.  The Trustee and Beneficiaries acknowledge and agree that, solely for U.S. federal income tax purposes, the value of the Gulfport Parent Equity Pool and Mammoth Shares shall be determined to have a value equal to the fair market value of the New Common Stock or the Mammoth Shares, as applicable, at the time of determination.  The value of the Gulfport Parent Cash Pool and Convenience Claims Distribution Pool shall be the amount of cash in such pools, in U.S. dollars. The Trustee and the Beneficiaries shall consistently use the applicable valuation for all U.S. federal income tax purposes, including for determining gain, loss, and tax basis.  The Trustee shall make the valuation available, from time to time (but not more frequently than annually), as relevant for tax reporting purposes.  For the avoidance of doubt, nothing in this paragraph modifies the provisions of the Plan with respect to the calculation of distributions to holders of Claims for purposes of determining whether Holders of Class 4A Claims have received recoveries equal to 100% of their claims, which shall be governed by Section 4.4.3.

ARTICLE IV
DISTRIBUTIONS FROM THE TRUST

4.1          Distributions.  After the Effective Date, as and to the extent required by the Plan, the Trustee shall direct the Disbursing Agent to make distributions (i) from the Class 4A Distribution Assets in accordance herewith to the Class 4A Beneficiaries in respect of their Trust Interests and (ii) from the Class 4C Distribution Assets in accordance herewith to the Class 4C Beneficiaries in respect of their Trust Interests as provided in this Article IV.

4.2          Distributions of Class 4A Distribution Assets.

4.2.1.          Timing.  At such times as shall be determined by the Trustee, the Trustee shall direct the Disbursing Agent to distribute to each Class 4A Beneficiary and, to the extent then in existence, the Disputed Claims Reserve, an amount equal to such Class 4A Beneficiary’s and the Disputed Class 4A Claims Reserve’s applicable Class 4A Pro Rata Share of all or such portion of the Class 4A Distribution Assets, as determined by the Trustee in its sole discretion.

4.2.2.          Disputed Claims.

(a)          If a Disputed Class 4A Claim is Allowed, in whole or in part, the Trust shall release from the Disputed Class 4A Claims Reserve and distribute to the holder of such Class 4A Claim the amount and kind of Class 4A Distribution Assets that in the aggregate would have been distributed to such holder to the extent that such Class 4A Claim had been an Allowed Class 4A Claim on the Effective Date.

(b)          If a Dispute Class 4A Claim is disallowed, in whole or in part, the Trustee shall release from the Disputed Class 4A Claims Reserve for distribution to holders of Allowed Class 4A Claims (i) the amount and kind of Class 4A Distribution Assets that in the aggregate would have been distributed to such holder to the extent that such Class 4A Claim had been an Allowed Class 4A Claim on the Effective Date multiplied by (ii) a fraction equal to one minus the Pro Rata Share of the Disputed Class 4A Claims Reserve, calculated after giving effect to the release of such Class 4A Distribution Assets from the Disputed Class 4A Claims Reserve, with the balance of such Class 4A Distribution Assets being retained in the Disputed Class 4A Claims Reserve.

4.2.3.          Distributions After Satisfaction of Class 4A Claims.  After each Class 4A Beneficiary has received distributions pursuant to Section 4.1.1 equal to 100% of such Class 4A Beneficiary’s Allowed Class 4A Claim (valuing the Trust Distribution Assets consistent with Section 4.4.3), any remaining Class 4A Distribution Assets then held by the Trust shall be distributed by the Trust as follows:

(a)          until such time as each Class 4C Beneficiary has received aggregate distributions hereunder in an amount equal to 100% of such Class 4C Beneficiary’s Class 4C Claim, the Trust shall distribute (i) 50% (or such lesser percentage as is necessary to allow each Class 4C Beneficiary to receive aggregate distributions hereunder in an amount equal to 100% of such Class 4C Beneficiary’s 4C Claim) of such remaining Class 4A Distribution Assets to the Class 4C Beneficiaries in accordance with their respective Pro Rata Shares, and (ii) the balance of such remaining Class 4A Distribution Assets to the Reorganized Debtors; and

(b)          from and after the time each Class 4C Beneficiary has received aggregate distributions hereunder in an amount equal to 100% of such Class 4C Beneficiary’s Class 4C Claim, the Trust shall distribute 100% of such remaining Class 4A Distribution Assets to the Reorganized Debtors.

4.3          Distributions of Class 4C Distribution Assets.

4.3.1.          Timing.  At such time or times, as determined by the Trustee, the Trustee shall direct the Disbursing Agent to distribute to each Class 4C Beneficiary an amount in the aggregate equal to such Class 4C Beneficiary’s Pro Rata Share of the Class 4C Distribution Assets; provided that in no event shall any Class 4C Beneficiary receive a distribution pursuant to this Section in excess of 100% of such Class 4C Beneficiary’s Allowed Convenience Claim.

4.3.2.          Distributions After Satisfaction of Class 4C Claims.  After each Class 4C Beneficiary has received distributions pursuant to Section 4.3.1 equal to 100% of such Class 4C Beneficiary’s Class 4C Claim, any remaining Class 4C Distribution Assets then held by the Trust shall be distributed by the Trust as follows:

(a)          until such time as each Class 4A Beneficiary has received aggregate distributions hereunder in an amount equal to 100% of such Class 4A Beneficiary’s Allowed Class 4A Claim, the Trust shall distribute 100% (or such lesser percentage as is necessary to allow each Class 4A Beneficiary to receive aggregate distributions hereunder in an amount equal to 100% of such Class 4A Beneficiary’s Allowed Class 4A Claim) of such remaining Class 4C Distribution Assets to the Class 4A Beneficiaries in accordance with their respective Pro Rata Shares; and

(b)          from and after the time each Class 4A Beneficiary has received aggregate distributions hereunder in an amount equal to 100% of such Class 4A Beneficiary’s Allowed Class 4A Claim, the Trust shall distribute 100% of such remaining Class 4C Distribution Assets to the Reorganized Debtors.

4.4          Distributions In-Kind.

4.4.1.          Discretion of Trustee.  The Trustee will have the discretion to make, or to refrain from making, in whole or in part, in-kind distributions of non-cash assets in the form of Mammoth Shares or shares from the Gulfport Parent Equity Pool, to Class 4A Beneficiaries.  For the avoidance of doubt, the Trustee may determine to monetize, in whole or in part, the Mammoth Shares and/or the Gulfport Parent Equity Pool, and to distribute to Class 4A Beneficiaries the cash realized as a consequence of such monetization, in its sole discretion.

4.4.2.          Allocation.  To the extent the Trust shall make in-kind distributions to the Beneficiaries, including to the Disputed Class 4A Claims Reserve, the Trust shall assure that, as nearly as reasonably possible, all Beneficiaries, including the Disputed Class 4A Claims Reserve, shall reserve cash and the various types of in-kind distributions in the same proportions.

4.4.3.          Class 4A Distribution Valuation.  For purposes of determining whether any Class 4A Beneficiary has received a distribution in full satisfaction of its Class 4A Claim, the Mammoth Shares and the shares in the Gulfport Parent Equity Pool or the proceeds therefrom so distributed shall be valued at the lesser of (x)(i) in the case of the Gulfport Parent Equity Pool, 3.04% of assumed Plan Value ($565.6mm) on the Effective Date of the Plan; and (ii) in the case of the Mammoth Shares, an amount equal to 75% of the closing price for the Mammoth Shares as of the Effective Date; and (y) (i) in case of a distribution of cash proceeds, the amount of such proceeds and (ii) in the case of an in-kind distribution of non-cash property, the fair market value of such property at the respective time or times the shares are distributed to the holders of Allowed Class 4A Claims, subject to Section 4.4.4 hereof; provided, however, that the value of the Gulfport Parent Equity Pool set forth in section 4.4.3(x)(i) shall be further reduced by any distributions to the Debtors or the Reorganized Debtors pursuant to Section 4.13 hereof.  “Fair market value” for these purposes shall be (i) if shares are then listed for trading on a national securities exchange, the volume weighted average closing price for the ten (10) consecutive trading days ending on (and including) the trading day immediately prior the date of distribution, (ii) if such property is not so listed, the fair market value of such property as determined by the Trustee, in good faith using one or more customary valuation methods.

4.4.4.          Exchange of Assets.  In the event that the Mammoth Shares or the shares in the Gulfport Parent Equity Pool shall be exchanged for any other securities or other property or assets (including cash) by reason of any merger, business combination, share exchange, issuer self-tender, reorganization, reclassification or similar transaction, all references in this Agreement to the Mammoth Shares or the Gulfport Parent Equity Pool, as the case may be, shall be deemed references to such other securities or other property or assets, which (if other than cash) shall be valued for purposes of Section 4.4.3 hereof as nearly as possible based upon the relevant exchange ratio and the valuations set forth in Section 4.4.3 hereof.

4.5          Provisions Governing Distributions.  All distributions to be made under this Agreement shall be made in accordance with the Plan, the relevant provisions of which are incorporated herein by this reference.

4.6          Timing of Distributions.  Any payment of Cash to be made pursuant to the Plan or this Agreement, subject to the terms of this Agreement, shall be deemed made, if by electronic wire transfer, when the applicable electronic wire transfer is initiated by the sending bank or, if by check drawn on a domestic bank, when the earliest occurs of depositing in the mail for the entitled recipient, receipt by the entitled recipient, or delivery to a third party delivery service for delivery to the entitled recipient.

4.7          Payments Limited.  All payments to be made by the Disbursing Agent to or for the benefit of any Beneficiary shall be made only to the extent that the Trust has sufficient funds or reserves to make such payments in accordance with this Agreement and the Plan.  Except as set forth in in Section 4.3.2 hereof, each Class 4A Beneficiary shall have recourse only to the Class 4A Distribution Assets, and, except as set forth in Section 4.2.3 hereof, each Class 4C Beneficiary shall have recourse only to the Class 4C Distribution Assets for distributions under this Agreement and the Plan.

4.8           Reserve for Expenses.  The Trust shall pay or reserve for all of its expenses before causing distributions to be made to the Beneficiaries.

4.9           Compliance with Laws.  Any and all distributions from the Trust shall be in compliance with applicable laws except as may be expressly provided in this Agreement or in the Plan.

4.10       No Distributions Pending Allowance.  If an entire Class 4A Claim is a Disputed Claim, no payment or distribution shall be made on account of such Claim unless and until all objections to such Claim are resolved by Final Order or as otherwise permitted by the Plan or this Agreement.

4.11        Unclaimed and Undeliverable Distributions.  In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Trust has determined the then‑current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code six (6) months after the date of such attempted distribution consistent with Section VI.D.4 of the Plan.  After such date, all unclaimed property or interests in property shall revert to the Trust (as Class 4A Distribution Assets or Class 4C Distribution Assets, as applicable) without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder to such property or Interest in property shall be discharged and forever barred.

4.12      Conflicting Claims.  If any conflicting claims or demands are made or asserted with respect to the beneficial interest of a Beneficiary under this Agreement, or if there is any disagreement between the assignees, transferees, heirs, representatives, or legatees succeeding to all or a part of such an interest resulting in adverse claims or demands being made in connection with such interest, then, in any of such events, the Trustee shall be entitled, in its sole discretion, to refuse to comply with any such conflicting claims or demands.

4.12.1.          Discretion Not to Distribute.  The Trustee, in its sole election, may elect to cause the Trust to make no payment or distribution with respect to the beneficial Trust Interest subject to the conflicting claims or demand, or any part thereof, and to refer such conflicting claims or demands to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such conflicting claims or demands.  Neither the Trust nor the Trustee shall be or become liable to any of such parties for their refusal to comply with any such conflicting claims or demands, nor shall the Trust or Trustee be liable for interest on any funds which may be so withheld.

4.12.2.          Resolution of Conflicts.  The Trustee shall be entitled to refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final order of the Bankruptcy Court or (ii) all differences have been resolved by a valid written agreement among all such parties to the satisfaction of the Trustee, which agreement shall include a complete release of the Trust and Trustee.  Until the Trustee receives written notice that one of the conditions of the preceding sentence is satisfied, the Trustee may deem and treat as the absolute owner under this Agreement of the beneficial interest in the Trust the Beneficiary identified as the owner of that interest in the claims register maintained pursuant to Section 8.1 and referenced in Section 3.1.

4.12.3.          No Liability.  In acting or refraining from acting under and in accordance with this Section, the Trustee shall be fully protected and incur no liability to any purported claimant or any other Person to the extent set forth in Article VI of this Agreement.

4.13      The Class 5A Reserve.  Upon the full and final reconciliation of all Class 4B Claims and solely to the extent that qualifying Class 4B Claims are Allowed, the Trust shall make distributions from the Class 5A Reserve as and to the extent directed by the Reorganized Debtors in order to satisfy, in accordance with the Plan, the Class 5A Claims on account of the allowance of certain qualifying Class 4B Claims that are Allowed as provided in the Plan; provided that the Reorganized Debtors shall promptly provide notice to the Trust at such time as (i) they have completed the reconciliation of all Class 4B Claims and/or (ii) they have determined the amount of distributions, (or that no distributions are required) to be made from the Class 5A Reserve in order to satisfy such Class 5A Claims. Upon the Trust’s receiving such notice, the Trustee shall make such distributions (if any) to the Reorganized Debtors from the Class 5A Reserve. Thereafter, the Class 5A Reserve shall be terminated and any and all assets at the time remaining in the Class 5A Reserve shall become a part of the Class 4A Distribution Assets.

ARTICLE V
BENEFICIARIES

5.1          Identification and Addresses of Beneficiaries.

5.1.1.          Request for Information. In order to determine the actual names and addresses of the Beneficiaries or the Reorganized Debtors, the Trustee may deliver a notice to the Beneficiaries or the Reorganized Debtors.  Such notice may include a form for each Beneficiary or Reorganized Debtor to complete in order to be properly registered as a Beneficiary or Reorganized Debtor and be eligible for distributions under the Trust.  Such form may request the Beneficiary’s or Reorganized Debtor’s federal taxpayer identification number or social security number if the Trustee determines that such information is necessary to fulfill the Trust’s tax reporting and withholding obligations.  A Beneficiary or Reorganized Debtor may, after the Effective Date, select an alternative mailing address by notifying the Trustee in writing of such alternative distribution address.  Absent receipt of such notice, the Trustee shall not be obligated to recognize any such change of address.  Such notification shall be effective only upon receipt by the Trustee.

5.1.2.          Failure to Receive Tax Information.  The Trustee, in its reasonable discretion, may suspend distributions to any Beneficiary that has not provided any tax form, its federal taxpayer identification number or social security number or any other applicable tax information, as the case may be, after a request is made by the Trustee.  If any such tax information is not provided within six (6) months after a request therefor, the Trustee, in its discretion, may expunge applicable Beneficiary’s underlying claim, and its Trust Interest disallowed, for all purposes of this Agreement to the extent provided under the Plan.

5.2          Nature of Beneficial Interests.

5.2.1.          Ownership of Beneficial Interests Hereunder.  Each Beneficiary and the Reorganized Debtors shall own a beneficial interest in the Trust.  Each Class 4A Beneficiary’s Trust Interest and each Class 4C Beneficiary’s Trust Interest is dependent upon such Beneficiary’s classification under the Plan and the status of its Allowed Claim.

5.2.2.          Beneficial Interests Only.  The ownership of a Trust Interest shall not entitle any Beneficiary to any title in or to, possession of, management of or control of any of the Trust Distribution Assets or to any right to call for a partition or division of such Trust Distribution Assets or to require an accounting, except as specifically provided in this Agreement.

5.3          Evidence of Beneficial Interest; Registry.

5.3.1.          No Certificates.  Ownership of a Trust Interest shall not be evidenced by any certificate, security, or receipt (unless otherwise determined by the Trustee) or in any other form or manner whatsoever.

5.3.2.          Registration of Trust Interests.  Ownership of the Trust Interests shall be recorded, maintained and set forth in a registry maintained by, or at the direction of, the Trustee expressly for such purpose, consistent with Section 8.1, which may be the official claims register maintained in the Chapter 11 Cases.

5.3.3.          Documentation.  The Trustee shall, upon the written request of a holder of a Trust Interest, provide reasonably adequate documentary evidence of such holder’s Trust Interest, as indicated on the books and records of the Trust.  The expense of providing such documentation shall be borne by the requesting holder.

5.4          No Right to Accounting.  Except as set forth in Section 7.4 and Section 7.9 hereof, neither the Beneficiaries nor their successors, assigns, creditors, or any other Person shall have any right to an accounting by the Trustee, and the Trustee shall not be obligated to provide any accounting to any Person.  Nothing in this Agreement is intended to require the Trustee at any time or for any purpose to file any accounting or seek approval of any court with respect to the administration of the Trust or as a condition for making any advance, payment, or distribution out of proceeds of Trust Distribution Assets.

5.5          No Standing.  Except as expressly provided in this Agreement, if at all, a Beneficiary shall not have standing to direct or to seek to direct the Trust or Trustee to do or not to do any act or to institute any action or proceeding at law or in equity against any Person upon or with respect to the Trust Distribution Assets.

5.6          Requirement of Undertaking.  The Trustee may request the Bankruptcy Court to require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys’ fees, against any party litigant in such suit; provided that the provisions of this Section shall not apply to any suit by the Trustee.

5.7          Limitation on Transferability.  The Trust Interests shall be non-transferable and non-assignable, other than by will, intestate succession, or otherwise by operation of law.  Any such Transfer by operation of law shall not be effective until appropriate notification and proof thereof is submitted to the Trustee, and the Trustee may continue to cause the Trust to pay all amounts to or for the benefit of the assigning Beneficiaries until receipt of proper notification and proof of such Transfer.  The Trustee may rely upon such proof without the requirement of any further investigation.  Notwithstanding any other provision to the contrary, the Trustee may disregard any purported Transfer of Trust Interests operation of law if sufficient necessary information (as reasonably determined by the Trustee), including applicable tax-related information, is not provided by such purported transferee or assignee to the Trustee.

5.8          Exemption from Registration.  The parties hereto intend, and no party shall any position otherwise than, that the rights of the Beneficiaries and Reorganized Debtors arising under this Agreement shall not be “securities” under applicable laws, but none of the parties hereto represent or warrant that such rights shall not be securities or shall be entitled to exemption from registration under applicable securities law; provided that if such rights constitute securities, the exemption from registration provided by section 1145 of the Bankruptcy Code and under applicable securities laws shall apply to their issuance under the Plan.

ARTICLE VI
THIRD PARTY RIGHTS AND LIMITATION OF LIABILITY

6.1          Parties Dealing With the Trustee.  In the absence of actual knowledge to the contrary, any Person dealing with the Trust or the Trustee shall be entitled to rely on the authority of the Trustee or any of the Trustee’s agents to act in connection with the Trust Distribution Assets.  No Person that may deal with the Trustee shall have any obligation to inquire into the validity or expediency or propriety of any transaction by the Trustee or any agent of the Trustee.

6.2          Limitation of Trustee’s Liability.

6.2.1.          Standard of Conduct.  Notwithstanding anything herein to the contrary, in exercising the rights granted herein, the Trustee, its professionals, consultants and representatives, and each of their (as applicable) partners, employees, managers, principals, agents, affiliates, and independent contractors, shall not incur any responsibility or liability by reason of any error of law or of any matter or thing done or suffered or omitted to be done under this Agreement, unless it is finally found in a final non-appealable judgement that the loss arose from the Trustee’s gross negligence, fraud or willful misconduct.

6.2.2.          Successor Trustee.  Upon the appointment of a successor Trustee and the delivery of the then remaining Trust Distribution Assets to the successor Trustee, the predecessor Trustee and any of its respective accountants, agents, assigns, attorneys, bankers, consultants, directors, employees, executors, financial advisors, investment bankers, real estate brokers, transfer agents, managers, members, officers, partners, predecessors, principals, professional persons, representatives, affiliate, employer, and successors shall have no further liability or responsibility with respect thereto (other than liabilities arising prior to the cessation of its role as Trustee).  A successor Trustee shall have no duty to examine or inquire into the acts or omissions of its immediate or remote predecessor, and no successor Trustee shall be in any way liable for the acts or omissions of any predecessor Trustee, unless a successor Trustee expressly assumes such responsibility.  A predecessor Trustee shall have no liability for the acts or omissions of any immediate or subsequent successor Trustee for any events or occurrences subsequent to the cessation of its role as Trustee.

6.2.3.          No Personal Liability.  The Trustee shall not be personally liable for the payment of any Trust expense or claim or other liability of the Trust, and no Person shall look to the Trustee personally for the payment of any such expense or liability.

6.2.4.          Sufficiency of Assets.  The Trustee’s obligations, duties and responsibilities under the Plan, the Confirmation Order and this Agreement are qualified in their entirety by the availability of and reasonable likelihood of recovery of sufficient assets or Cash to fund the Trustee’s activities.

6.3          Indemnification.

6.3.1.          Right to Indemnification.  The Trustee and each of its affiliates and professionals, and each of the respective managers, members, officers, partners, predecessors, principals, attorneys, professional persons, representatives, employees, affiliates, employers and successors acting in their capacity as such (each, an “Indemnified Party”) shall be indemnified for, and defended and held harmless against, by the Trust and solely from the Trust Distribution Assets, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost, or expense (including the reasonable fees and expenses of their respective professionals) actually incurred without gross negligence, willful misconduct, or fraud on the part of the applicable Indemnified Party (which gross negligence, willful misconduct, or fraud, if any, must be determined by a final, non-appealable order of a court of competent jurisdiction) for any action taken, suffered, or omitted to be taken by the Indemnified Parties in connection with the acceptance, administration, exercise, and performance of their duties under the Plan or this Agreement, as applicable.  An act or omission taken with the approval of the Bankruptcy Court, and not inconsistent therewith, will be conclusively deemed not to constitute gross negligence, willful misconduct, or fraud.

6.3.2.          Source of Payment.  The amounts necessary for the indemnification provided in this Section (including, but not limited to, any costs and expenses incurred in enforcing the right of indemnification in this Section) shall be paid by the Trustee out of the Trust Distribution Assets. The Trustee shall not be personally liable for the payment of any Trust expense or claim or other liability of the Trust, and no person shall look to the Trustee personally for the payment of any such expense or liability.

6.3.3.          Survival.  The indemnification provided in this Section shall survive the death, dissolution, incapacity, resignation or removal of the Trustee, Indemnified Party or the termination of the Trust, and shall inure to the benefit of each Indemnified Party’s successors, heirs and assigns.

ARTICLE VII
SELECTION, REMOVAL AND COMPENSATION OF TRUSTEE

7.1          Appointment.  The Trustee has been selected by the Committee pursuant to the provisions of the Plan and the Confirmation Order, to effectuate an orderly and efficient transition of the administration, in accordance herewith, of the Trust Distribution Assets for the benefit of the Beneficiaries.

7.2          Term of Service.  The Trustee shall serve until the earlier to occur of (i) the termination of the Trust in accordance with this Agreement and the Plan or (ii) the Trustee’s death (if a person), dissolution, incapacity, resignation or removal.

7.3          Removal of a Trustee.  Any Entity serving as Trustee may be removed and replaced by an order of the Bankruptcy Court.  The removal shall be effective on the date specified in the order.  Notwithstanding the removal of the Trustee pursuant to this Section, the rights of the resigning Trustee under this Agreement with respect to acts or omissions occurring prior to the effectiveness of such removal will continue for the benefit of such resigning Trustee following the effectiveness of such resignation.

7.4          Resignation of Trustee.

7.4.1.          Notice of Resignation.  The Trustee may resign at any time by providing no less than thirty (30) days prior written notice of its intention to do so to the Persons who were members of the Committee and its lead counsel as of the day prior to the Effective Date and to the Reorganized Debtors, which notice of resignation shall be effective on the earlier to occur of (i) sixty (60) days after the date of such notice, or (ii) the appointment of a successor and the acceptance by such successor of such appointment.

7.4.2.           Effectiveness.  Such resignation shall become effective on the earlier to occur of (i) the date specified in the notice; or (ii) the appointment of a successor by the Bankruptcy Court; provided that such resignation shall become effective on the date specified in the Trustee’s notice without the appointment of a successor Trustee if the Insurance Coverages (as defined below) terminate for any reason other than the Trustee’s unreasonable refusal to renew such Insurance Coverages.

7.4.3.          Prior Acts of Omissions.  Notwithstanding the resignation of the Trustee pursuant to this Section, the rights of the resigning Trustee under this Agreement with respect to acts or omissions occurring prior to the effectiveness of such resignation, including without limitation, the Trustee’s limitations of liability and right to indemnification, will continue for the benefit of such resigning Trustee following the effectiveness of such resignation.

7.4.4.          Accounting.  Without limiting any other reporting or accounting obligations under the Plan or this Agreement, in the event of a resignation, the resigning Trustee shall file with the Bankruptcy Court a full and complete written accounting of monies and Trust Distribution Assets received, disbursed, and held during the term of office of that Trustee.

7.5          Appointment of Successor Trustee.  Upon the resignation, death, dissolution, incapacity, or removal of a Trustee, the Trustee and any Beneficiary may petition the Bankruptcy Court, or, if the Chapter 11 Cases are no longer pending, any court of competent jurisdiction, to appoint a successor Trustee to fill the vacancy so created.  Any successor Trustee so appointed shall consent to and accept in writing the terms of this Agreement and agrees that the provisions of this Agreement shall be binding upon and inure to the benefit of the successor Trustee.

7.6          Powers and Duties of Successor Trustee.  A successor Trustee shall have all the rights, privileges, powers, and duties of its predecessor under this Agreement and the Plan.  Notwithstanding anything to the contrary herein, a removed or resigning Trustee shall, when requested in writing by the successor Trustee, execute and deliver an instrument or, instruments conveying and transferring to such successor Trustee under the Trust all the estates, properties, rights, powers, and trusts of such predecessor Trustee.

7.7          Trust Continuance.  The death, resignation, dissolution, incapacity or removal of the Trustee shall not terminate the Trust or revoke any then-existing agency created pursuant to this Agreement or invalidate any action theretofore taken by the Trustee.

7.8          Compensation and Costs of Administration.  The Trustee shall receive fair and reasonable compensation for its services as determined by agreement between the Trustee and the Trust on an hourly basis at the Trustee employee’s standard hourly billing rates, as periodically adjusted.  Except for such periodic adjustments to the Trustee employee’s standard hourly billing rates, the Trustee’s compensation shall not be changed unless the Trustee determines in its professional judgment that the proposed change in compensation is in the interests of all of the Beneficiaries. All compensation costs, expenses, and obligations, including filing fees, incurred by the Trustee (or professionals who may be employed by the Trustee in administering the Trust, in carrying out their responsibilities under this Agreement, or in any manner connected, incidental, or related thereto) shall be paid pursuant to Section 3.10 hereof, and may be paid prior to any distribution to the Beneficiaries without further Bankruptcy Court approval or order (subject to the limitations set forth in this Agreement and the Plan).

7.9          Reporting.

7.9.1.          Periodic Reports.  The Trustee shall prepare, and post to a publicly available website, quarterly and annual financial reports of the Trust, including (i) a statement of assets and liabilities as of the end of the reporting period; (ii) a statement of aggregate amounts and kinds of distributions made to the Class 4A Beneficiaries and the Class 4C Beneficiaries during the reporting period; and (iii) a statement of the amount and kind of assets held in the Disputed Class 4A Clams Reserve as of the end of the reporting period.

7.9.2.          Bankruptcy Reporting.  The Trustee shall provide to the U.S. Trustee and Bankruptcy Court such other information and reports they may reasonably request concerning Trust administration.

7.9.3.          Tax Reporting. The Trustee shall (a) allocate the taxable income, gain, loss, deduction or credit of the Trust to each Beneficiary and Reorganized Debtor to the extent required by applicable law and (b) furnish to all Beneficiaries and the Reorganized Debtors such information, including the statements required by Treasury Regulations Section 1.671-4, regarding the amount of such holder’s share in the Trust’s items of income, gain, deduction, loss, and credit for such year, in sufficient detail to enable such holder to prepare its U.S. federal, state, and other tax returns.

7.10          Confidentiality.  Except as required in the performance of its duties, the Trustee shall, while serving as Trustee under this Agreement, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any Person to which any of the Trust Distribution Assets relate or of which he has become aware in its capacity as Trustee.

ARTICLE VIII
RECORDS

8.1          Maintenance of Trust Records.  The Trustee shall maintain accurate records of the administration of Class 4A Distribution Assets, Class 4C Distribution Assets, and the Class 5A Reserve, including receipts and disbursements and other activity of the Trust.  The books and records maintained by the Trustee and any records of the Debtors transferred to the Trust may be disposed of by the Trustee at the later of (i) such time as the Trustee determines that the continued possession or maintenance of such books and records is no longer necessary for the benefit of the Trust, its Beneficiaries, or the Reorganized Debtors, and (ii) upon the termination and completion of the winding down of the Trust.

8.2          Access to Debtors’ Books and Records.  The Trustee shall be provided with reasonable access, during normal business hours, to the Debtors’ or the Reorganized Debtors’(as applicable) personnel and books and records upon request in order to allow the Trustee to discharge its duties in exercising consent rights with regard to the settlement of Claims in Class 4A, Class 4B and Class 4C.

ARTICLE IX
DURATION OF TRUST

9.1          Term.

9.1.1.          Termination; Extension.  The Trustee and the Trust shall be discharged or terminated, as the case may be, at such time as all distributions required to be made by the Trustee to the Beneficiaries and the Reorganized Debtors have been made, but in no event shall the Trust be terminated later than five (5) years from the Effective Date unless the Bankruptcy Court, upon motion made within the six-month period before such fifth anniversary by the Trustee (and, in the event of further extension, by order of the Bankruptcy Court, upon motion made at least six (6) months before the end of the preceding extension), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, unless a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery on, and liquidation of, the Trust Distribution Assets.  The term may be shortened pursuant to Section 9.1.2.

9.1.2.          Inconsequential Assets.  In connection with the termination of the Trust, notwithstanding other provisions hereof, including Section 3.1, any remaining Trust Distribution Assets that the Trustee determines, in its sole discretion, are of inconsequential value or otherwise insufficient to support the cost of a distribution, may be transferred by the Trustee to a non-profit charitable organization qualifying under section 501(c)(3) of the I.R.C.

9.2          Continuance of Trust for Winding Up.  After the termination of the Trust and for the purpose of liquidation and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed, including such post-distribution tasks as necessary to wind up the affairs of the Trust.  Subject to the provisions of Section 8.1 hereof, after the termination of the Trust, the Trustee may retain or cause to be retained certain books, records, Beneficiary lists, and certificates and other documents and files that shall have been delivered to or created by the Trustee, for such period of time as the Trustee shall determine.  Except as otherwise specifically provided herein, upon the discharge of all liabilities of the Trust and final distribution of the Trust, the Trustee shall have no further duties or obligations hereunder.

9.3          No Termination by Beneficiaries.  The Trust may not be terminated at any time by the Beneficiaries.

9.4          Effectiveness of Agreement.  This Agreement shall remain and continue in full force and effect until the Trust is terminated in accordance with the provisions of this Agreement and the Plan.

ARTICLE X
TAX MATTERS

10.1          Tax Treatment of Transfers to the Trust.  The Trust is established for the sole purpose of liquidating, monetizing, and distributing the Trust Distribution Assets and Class 5A Reserve, in accordance with Treasury Regulation Section 301.7701-4(d) and Revenue Procedure 94-45, 1994-2 C.B. 684) (the “Revenue Procedure”), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trust.  In accordance with the Plan and Restructuring Steps Memorandum, the Debtors, the Trustee, and the Beneficiaries agree to treat, for all U.S. federal income tax purposes, the transfer of (i) the Class 4A Distribution Assets to the Trust as a deemed transfer of the Class 4A Distribution Assets by the Debtors to the Beneficiaries holding Allowed Class 4A Claims (such Beneficiaries, “Class 4A Beneficiaries”)  on account of their Class 4A Claims, followed by a deemed transfer of the Class 4A Distribution Assets by the Class 4A Beneficiaries to the Trust in exchange for the beneficial interests herein and (ii) the Class 4C Distribution Assets to the Trust as a deemed transfer of the Class 4C Distribution Assets by the Debtors to the Beneficiaries holding Class 4C Claims (such Beneficiaries, “Class 4C Beneficiaries”), followed by a deemed transfer of the Class 4C Distribution Assets by the Class 4C Beneficiaries to the Trust in exchange for the beneficial interests herein, and, in each case, the Beneficiaries as the grantors and owners of the Trust in accordance with I.R.C. Section 671 and Treasury Regulation Section 301.7701-4.

10.2          Intention to Establish Grantor Trust.  This Agreement is intended to create a grantor trust pursuant to I.R.C. Section 671, et seq., with the Beneficiaries treated as the grantors and deemed owners of the Trust.  To the extent provided by law, this Agreement shall be governed and construed in all respects as such a grantor trust.  Consistent with Revenue Procedure 82-58, 1982-2 C.B. 847, as amplified by Revenue Procedure 91-15, 1991-1 C.B. 484 and the Revenue Procedure, the Trust shall be treated as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4(d) and as a grantor trust pursuant to Sections 671-677 of the I.R.C.  As such, for federal income tax purposes, the Beneficiaries will be treated as both the grantors and the deemed owners of the Trust.  To the extent permitted by applicable law, the Trustee shall report consistently with the foregoing for state and local income tax purposes.

10.3          Tax Treatment of Reserves for Disputed Claims.  The Trustee shall maintain reserves for Disputed Claims as provided in the Plan. The Trustee may, in the Trustee’s sole discretion, determine the best way to report for tax purposes with respect to any reserve for any Disputed Claims of Beneficiaries (including the Disputed Class 4A Reserve), including, but not limited to, (i) filing a tax election to treat any and all reserves for Disputed Claims as a Disputed Ownership Fund (“DOF”) within the meaning of Treasury Regulation Section 1.468B-9(c)(2)(ii) for federal income tax purposes rather than to tax such reserve as a part of the Trust or (ii) electing to report as a separate trust or sub-trust or other entity.  If an election is made to report any reserve for Disputed Claims as a DOF, the Trust shall comply with all federal and state tax reporting and tax compliance requirements of the DOF, including, but not limited to, the filing of a separate federal tax return for the DOF and the payment of federal and/or state income tax due.  For the avoidance of doubt, all of the Trust’s income shall be treated as subject to tax on a current basis consistent with Revenue Procedure 82-58, 1982-2, C.B. 847, as amplified by Revenue Procedure 91-15, 1991-1 C.B. 484 and Revenue Procedure 94-45, 1994-2 C.B. 684.

10.4          Tax Filings.  The Trustee shall file tax returns for the Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and any other applicable laws or regulations with the Beneficiaries treated as the grantors of the Trust for federal income tax purposes in respect of their Trust Interests.  The tax returns filed by the Trustee shall report all Trust earnings for the taxable year being reported.  In addition, the Trustee shall file in a timely manner such other tax returns as are required by applicable law and pay any taxes shown as due thereon.  Such returns shall be consistent with the treatment of the Trust as a liquidating trust within the meaning of Treasury Regulations Section 301.7701-4(d) that is a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) other than with respect to any disputed claims reserves, which shall be consistent with the treatment determined by the Trustee pursuant to Section 10.3, and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

10.5          Tax Withholding.  The Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Trustee’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.  All such amounts withheld and paid to the appropriate tax authority (or reserved pending resolution of the need to withhold) shall be treated as amounts distributed to such Holders of Claims for all purposes of this Agreement.

10.6          Tax Year.  The “taxable year” of the Trust shall be the “calendar year” as those terms are defined in I.R.C Section 441.

ARTICLE XI
MISCELLANEOUS

11.1          Notices.  Unless otherwise expressly provided herein, all notices to be given to the Beneficiaries may be given by ordinary mail, or may be delivered personally, to the holders at the addresses appearing on the books kept by the Trustee.  Any notice or other communication which may be or is required to be given, served, or sent to the Trust shall be in writing and shall be sent by registered or certified United States mail, return receipt requested, postage prepaid, or transmitted by hand delivery (if receipt is confirmed) addressed as follows:

If to the Trust:

Conway MacKenzie, LLC, as Trustee
Attn: John T. Young, Jr.
909 Fannin Street, Suite 4000
Houston, TX 77010
Phone: 713-650-0500
Email: gpor.distribution.trust@conwaymackenzie.com

With a copy to:

Kramer Levin Naftalis & Frankel LLP
Attn:	Andrew Pollack Alexandra Troiano
1177 Avenue of the Americas
New York, NY 10036
Telephone:  (212) 715-9100
Email:	apollack@kramerlevin.com atroiano@kramerlevin.com

If to the Debtors or the Reorganized Debtors:

Gulfport Energy Corporation
Attn: Patrick Craine
3001 Quail Springs Parkway
Oklahoma City, Oklahoma 73134
Telephone: (405) 252-4809
Email: pcraine@gulfportenergy.com

With a copy to:

Kirkland & Ellis LLP
Attn: Steven N. Serajeddini, P.C.
601 Lexington Avenue
New York, New York 10022
Telephone:  (212) 446-4800
Email: steven.serajeddini@kirkland.com

-and-

Attn: Christopher S. Koenig
300 North LaSalle Street
Chicago, Illinois 60654
Telephone:  (312) 862-2000
Email: chris.koenig@kirkland.com

11.2          No Bond / Insurance.  Notwithstanding any state law to the contrary, the Trustee (including any successor) shall be exempt from giving any bond or other security in any jurisdiction, unless the Trustee decides in its reasonable judgment to obtain such bond or other security.  The Trustee is hereby authorized, but not required to obtain all reasonable insurance coverage for itself, its agents, representatives, employees or independent contractors, including coverage with respect to the liabilities, duties and obligations of the Trustee and its agents, representatives, employees or independent contractors under this Agreement and the Plan (“Insurance Coverages”).  The cost of any such Insurance Coverages shall be an expense of the Trust and paid out of the Trust Distribution Assets unless such costs are payable by the Reorganized Debtors hereunder or in accordance with the terms of the Plan.

11.3          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to choice of law rules which would require the application of the law of another jurisdiction).

11.4          Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

11.5          Headings.  The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or understanding of this Agreement or any provision hereof.

11.6          Cumulative Rights and Remedies.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies under law or in equity.

11.7          No Execution.  All funds in the Trust shall be deemed in custodia legis until such times as the funds have actually been paid to or for the benefit of a Beneficiary, and no Beneficiary or any other Person can execute upon, garnish or attach the Trust Distribution Assets or the Trust in any manner or compel payment from the Trust except by Final Order of the Bankruptcy Court.  Payment will be solely governed by this Agreement and the Plan.

11.8          Amendment.  The Trustee may, from time to time, modify, supplement, or amend this Agreement but only to clarify any ambiguity or inconsistency, or render the Agreement in compliance with its stated purposes, and only if such amendment does not materially and adversely affect the interests, rights, treatment, or distributions of any Beneficiary.  The Trustee, with the approval of the Bankruptcy Court, may, from time to time, modify, supplement, or amend this Agreement in any way that is not inconsistent with the Plan or the Confirmation Order.

11.9          Waiver.  No failure by any party to exercise or delay in exercising any right, power, or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any further exercise thereof, or of any other right, power, or privilege.

11.10          Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.11          Further Assurances.  Without limitation of the generality of Section 2.4 of this Agreement, the Parties agree to execute and deliver all such documents and notices and to take all such further actions as may reasonably be required from time to time to carry out the intent and purposes and provide for the full implementation of this Agreement and the pertinent provisions of the Plan, and to consummate the transactions contemplated hereby.

11.12          Counterparts and Facsimile Signatures.  This Agreement may be executed in counterparts and a facsimile or other electronic form of signature shall be of the same force and effect as an original.

11.13          Jurisdiction.  The Bankruptcy Court shall have jurisdiction regarding the Trust, the Trustee, and the Trust Distribution Assets, including the determination of all disputes arising out of or related to administration of the Trust.  The Bankruptcy Court shall have continuing jurisdiction and venue to hear and finally determine all disputes and related matters arising out of or related to this Agreement or the administration of the Trust.  The parties expressly consent to the Bankruptcy Court hearing and exercising such judicial power as is necessary to finally determine all such disputes and matters.  If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Agreement, then the provisions of this Agreement shall have no effect on and shall not control, limit or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter, and all applicable references in this Agreement to an order or decision of the Bankruptcy Court shall instead mean an order or decision of such other court of competent jurisdiction.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

DEBTORS:

By:	/s/ Mark Rajcevich
	Name:	Mark Rajcevich
	Title:	Chief Restructuring Officer

TRUSTEE:

By:	/s/ John T. Young Jr.
	Name:	John T. Young Jr., solely in his capacity as employee of the Trustee and not in any individual capacity
	Title:	Authorized Representative